U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                    FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1. Name and Address of Reporting Person
   ROBERT B. HYTE
   732 East Southfork Dr.
   Draper UT 84020

2. Issuer Name and Ticker or Trading Symbol
   INTELLIGENT DECISION SYSTEMS, INC.  -  (IDSI)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   November, 1997

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)
   (X) Director                    ( ) 10% Owner
   (X) Officer (give title below)  ( ) Other (specify below)

     Secretary
     ---------


_________________________________________________________________________________________________________________________________
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
_________________________________________________________________________________________________________________________________|
1. Title of Security       |2.      |3.     |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect  |
                           |Trans-  |Trans- |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership|
                           |action  |action |                                  |  Beneficially     |(D)or |                      |
                           |        |    |  |                  | A/|           |  Owned at         |Indir |                      |
                           | Date   |Code| V|     Amount       | D |    Price  |  End of Month     |ect(I)|                      |
_________________________________________________________________________________________________________________________________|

Common Stock               |11/06/97|  A |  |      35,000      | A |  $.21875  |     352,017       |   D  |                      |
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Common Stock               |11/21/97|  A |  |      50,000      | A |  $.13672  |     352,017       |   D  |                      |
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Common Stock               |11/11/97|  S |  |         500      | D |  $.15     |     352,017       |   D  |                      |
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Common Stock               |11/13/97|  S |  |         500      | D |  $.18     |     352,017       |   D  |                      |
- -------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/14/97|  S |  |         500      | D |  $.15     |     352,017       |   D  |                      |
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Common Stock               |11/17/97|  S |  |         500      | D |  $.17     |     352,017       |   D  |                      |
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Common Stock               |11/17/97|  S |  |         500      | D |  $.16     |     352,017       |   D  |                      |
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Common Stock               |11/18/97|  S |  |         500      | D |  $.16     |     352,017       |   D  |                      |
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Common Stock               |11/20/97|  S |  |         500      | D |  $.15     |     352,017       |   D  |                      |
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Common Stock               |11/26/97|  S |  |      15,000      | D |  $.1425   |     352,017       |   D  |                      |
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Common Stock               |11/26/97|  S |  |      24,000      | D |  $.135    |     352,017       |   D  |                      |
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_________________________________________________________________________________________________________________________________|

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                    |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |      |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
|                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
|                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
- ---------------------------------------------------------------------------------------------------------------------------------|
|                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
|                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
- ---------------------------------------------------------------------------------------------------------------------------------|
|                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
|                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
- ---------------------------------------------------------------------------------------------------------------------------------|
|                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
|                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
- ---------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:







SIGNATURE OF REPORTING PERSON




/s/  Robert B,.Hyte                     DATE:  December 10, 1997
- ------------------------------             -----------------------------
    Robert B. Hyte



**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)